EX-23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 1 of the Registration Statement of CR Acquisition Corp. ( a development stage company) on Form S-1 (File No. 333-150106) of our report dated April 4, 2008 (except for Note 6, as to which the date is May 22, 2008), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of CR Acquisition Corp. (a development stage company) as of March 19, 2008 and for the period from February 21, 2008 (inception) through March 19, 2008, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Marcum & Kliegman LLP

Melville, New York
May 22, 2008